UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 26, 2010

Lucas Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-51414	98-0417780

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 West Loop South, Suite 415, Bellaire, Texas		77401

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 26, 2010, Lucas Energy, Inc. (the “Company”) entered into a Placement Agent Agreement with WR Hambrecht + Co., which we refer to as Hambrecht, under which the Company may issue and sell up to 4,000,000 of its common shares from time to time in an at the market equity offering program with Hambrecht acting as the Company’s agent and/or principal.

Sales of the common shares, if any, under the program will depend upon market conditions and others factors to be determined by the Company and may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the NYSE Amex, on any other existing trading market for the Common Stock or to or through a market maker. The Company has no obligation to sell any common shares in the program, and may at any time suspend solicitation and offers under the program or terminate the program.

A prospectus supplement relating to the common shares to be sold under the program has been filed with the Securities and Exchange Commission. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.

Attached as Exhibit 1.1 to this Current Report is a copy of the Placement Agent Agreement. The description of the Placement Agent Agreement does not purport to be complete and is qualified in its entirety by reference to the Placement Agent Agreement attached as an exhibit.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
1.1	Placement Agent Agreement between Lucas Energy, Inc. and WR Hambrecht + Co., dated March 26, 2010.
5.1	Opinion of Woodburn and Wedge
23.1	Consent of Woodburn and Wedge (included in the opinion filed as Exhibit 5.1)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By:	/s/ Donald L. Sytsma
Name:	Donald L. Sytsma
Title:	Chief Financial Officer

Date: March 26, 2010

Exhibit Index

1.1	Placement Agent Agreement between Lucas Energy, Inc. and WR Hambrecht + Co., dated March 26, 2010.
5.1	Opinion of Woodburn and Wedge
23.1	Consent of Woodburn and Wedge (included in the opinion filed as Exhibit 5.1)